Exhibit 4.2

SERIES B VARIABLE RATE SUBORDINATED DEBENTURE

, 200
No.	Bainbridge, Georgia

Subject to the restrictions in Section 4 below, four (4) years from the date hereof, The Money Tree Inc. (the “Company”) promises to pay              (    )*** DOLLARS at the main office of the Company, 114 South Broad Street, Bainbridge, Georgia, and to pay interest thereon at the rate of             % (percent) per annum, compounded daily, for a period of              [select one year, two years or four years] from date hereof, and for each successive              period (the “interest adjustment period”) thereafter at an annual rate, compounded daily, which shall be determined at the beginning of each interest adjustment period by the Company in accordance with the terms of the applicable prospectus. Interest will be earned daily and payable at any time at the holder’s request. The current interest rate on this Debenture can be obtained from the Company by the registered Debentureholder (as defined below) upon request.

This Debenture is one of a duly authorized issue of Series B Variable Rate Subordinated Debentures of the Company (the “Debentures”) issued under and subject in all respects to the terms of an Amended and Restated Indenture dated as of September 20, 2005 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all supplemental indentures for a statement of the respective rights of the Company, the Trustee, the agents of the Company and the Trustee and the holders of the Debentures. All capitalized terms used, but not defined, in this Debenture have the meanings assigned to them in the Indenture. No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture in the manner herein prescribed.

1. Redemption. Subject to the restrictions of Section 4 below and in accordance with the procedures set forth in Article 3 of the Indenture, this Debenture may be redeemed by the Company prior to maturity for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. Notice of redemption shall be given by mail to the holder of this Debenture (the “Debentureholder”) at his last address as it appears on the records of the Company not less than 30 nor more than 60 days prior to the date fixed for redemption. Once notice of redemption is mailed, Debentures called for redemption become due and payable on the date of redemption set forth in the notice of redemption at the redemption price. On or before the redemption date, the Company shall set aside money sufficient to pay the redemption price of all Debentures to be redeemed on that date.

2. Redemption at Request of Debentureholder. At the request of the Debentureholder, but subject to the restrictions of Section 4 below, the Company will redeem this Debenture at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. AT THE WRITTEN REQUEST OF THE DEBENTUREHOLDER DELIVERED TO THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE PROSPECTUS, THE COMPANY MAY, AT ITS OPTION AND SUBJECT TO THE RESTRICTIONS OF SECTION 4 BELOW, BUT SHALL NOT BE REQUIRED TO, REDEEM THIS DEBENTURE DURING ANY INTEREST ADJUSTMENT PERIOD for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest earned over the last 180 days immediately prior to the redemption date. The penalty will be taken first from any interest accrued but not yet paid on the Debenture, and to the extent such accrued interest does not cover the entire penalty amount, the remainder of the penalty amount shall be reduced from the principal amount of the Debenture.

3. Extension of Maturity. THE MATURITY OF THIS DEBENTURE WILL BE AUTOMATICALLY EXTENDED FROM THE ORIGINAL MATURITY DATE FOR A PERIOD EQUAL TO THE ORIGINAL TERM OF THIS DEBENTURE UNLESS THE DEBENTUREHOLDER SUBMITS THIS DEBENTURE FOR REDEMPTION PRIOR TO 15 DAYS AFTER ITS ORIGINAL MATURITY DATE OR THE COMPANY GIVES NOTICE OF ITS INTENTION TO TENDER THE AMOUNT DUE TO THE DEBENTUREHOLDER PRIOR TO 15 DAYS AFTER ITS ORIGINAL MATURITY DATE by mailing such notice to the Debentureholder’s last address as it appears on the records of the Company. If the Company has mailed a notice of its intention to tender payment of the amount due upon maturity to the registered Debentureholder and this Debenture is not presented to the Company by the Debentureholder within 60 days of the original maturity date, then the Company may transfer the money distributable upon maturity to a separate bank account, for the benefit of the registered Debentureholders whose Debentures have matured and whose Debenture maturity dates have not been automatically extended, and thereupon this Debenture shall be deemed as of the original maturity date to have matured and no longer outstanding. In the event of an extension of maturity, all provisions of this Debenture shall remain unchanged with the exception of the interest rate which will be changed in accordance with the interest adjustment provision. In no event may the maturity of this Debenture be automatically extended more than once.

4. Subordination. This Debenture is subordinated, in all rights to payment and in all other respects, to Senior Debt, which means all Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Debentures. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, and (ii) all Debt of the Company currently maintained with banks and finance companies and any line of credit to be obtained by the Company in the future. Notwithstanding anything herein to the contrary, Senior Debt shall not include debt of the Company to any of its subsidiaries or under the Debentures or Demand Notes. Debt means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of

No.

the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above. The Company agrees, and the Debentureholder by accepting this Debenture agrees, to the subordination provisions set forth in Article 10 of the Indenture.

5. Amendments and Waivers. As permitted in the Indenture, the Indenture, other than the subordination provisions, may be amended and the rights and obligations of the Company and the rights of the holders of the Debentures under the Indenture modified at any time by the Company with the consent of the Trustee and holders of a majority in principal amount of the then outstanding Debentures. The Company and the Trustee may not modify the Indenture without the consent of each holder affected if the modification (i) affects the terms of payment of, the principal of, or any interest on, any Debenture; (ii) changes the percentage of Debenture holders who consent to a waiver or modification as required; (iii) affects the subordination provisions of the Indenture in a manner that adversely affects the right of any holder; or (iv) waives any Event of Default in the payment of principal of, or interest on, any Debenture. As permitted by the Indenture, the Trustee and holders of a majority in principal amount of the then outstanding Debentures, on behalf of the holders of all Debentures, may waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences, except an Event of Default in the payment of principal or of interest on the Debentures.

6. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the principal of and accrued interest on all Debentures may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture generally provides that an Event of Default occurs if: (i) the Company fails to pay any installment of interest on a Debenture when the same becomes due and payable and the failure to pay continues for a period of thirty (30) days; (ii) the Company fails to pay the principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, and the failure to pay continues for a period of thirty (30) days; (iii) the Company becomes subject to certain events of bankruptcy or insolvency; or (iv) the Company fails to comply with any of its other agreements in, or the provisions of, the Debenture or the Indenture and such failure is not cured or waived within sixty (60) days after receipt by the Company of a specific written notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding Debentures.

7. Transfer. As provided in the Indenture, this Debenture is transferable only on the Debenture register maintained by the Registrar, upon surrender of this Debenture for transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, a copy of which authorization must be delivered with any such instrument of transfer, and thereupon one or more new Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. A service fee may be charged to replace a lost or stolen Debenture, to transfer this Debenture or to issue a replacement payment check. The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. The Company currently serves as the Registrar and Paying Agent for the Debentures.

8. Owners. The registered Debentureholder shall be treated as the owner of the Debenture for all purposes.

9. No Recourse. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Debenture or for any claim based on, or in respect of such obligations or their creation. The Debentureholder by accepting this Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Debenture.

THIS DEBENTURE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its corporate name by its President or Vice President and by its Treasurer or Secretary, at Bainbridge, Georgia, on the date first written above.

THE MONEY TREE INC.

By:
	President	Vice President

	Treasurer	Secretary

No.

For Payment or Redemption

The within Debenture is hereby presented to the Company by the undersigned for payment or redemption this                                                  , 20    .

Signed by

For Transfer

For value received, the undersigned Debentureholder hereby sells, assigns and transfers the within Debenture to                                                               whose address is                                                                                                                            and does hereby authorize and appoint                                                               his attorney to make the necessary transfer on the books of the Company, with full powers of substitution in the premises.

Under my hand and seal this                                                  , 20    .

Signature of Debentureholder

Executed in the presence of:

(NOTARY SEAL)

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